Exhibit 99.1

                      CONTACT: RehabCare Group, Inc.
Jay W. Shreiner
Chief Financial Officer
Press: David Totaro, Senior Vice
President, Corporate Marketing &
Communications
(314) 863-7422 or
FD, Gordon McCoun/Theresa Kelleher
(212) 850-5600
FOR IMMEDIATE RELEASE
Wednesday, July 30, 2008

REHABCARE REPORTS SECOND QUARTER 2008 RESULTS
•	Contract Therapy (CT) achieves targeted operating earnings margin, sequential revenue growth and a net gain of 15 operating units
•	Hospital Rehabilitation Services (HRS) realizes 14.5% sequential growth in operating earnings with 13.2% margins, despite flat sequential revenue performance
•	Hospital operating earnings impacted by a 1.4% sequential revenue decline, continued start-up losses and infrastructure investments

ST. LOUIS, MO, July 30, 2008--RehabCare Group, Inc. (NYSE:RHB) today reported financial results for the quarter and six months ended June 30, 2008. Comparative results for the quarter and six months follow.

	Second	First	Second	Six Months Ended
	Quarter	Quarter	Quarter	June 30,
Amounts in millions, except per share data	2008	2008	2007	2008	2007

Consolidated Operating Revenues	$185.5	$184.1	$181.1	$369.6	$365.1
Consolidated Operating Earnings (a)	7.5	8.4	4.2	15.9	9.8
Consolidated Net Earnings	4.5	4.5	1.7	9.0	3.6
Consolidated Diluted Earnings per Share	0.25	0.25	0.09	0.51	0.21

Minority Interests in Net Losses of Consolidated Affiliates	0.6	0.1	-	0.7	-

Contract Therapy Operating Revenues	106.3	104.3	100.3	210.6	203.1
Contract Therapy Operating Earnings (Loss)	5.6	3.8	1.1	9.4	(1.1)

HRS Inpatient Operating Revenues	29.9	29.8	30.6	59.7	62.7
HRS Outpatient Operating Revenues	10.3	10.4	11.2	20.7	22.4
HRS Operating Revenues	40.2	40.2	41.8	80.4	85.1
HRS Operating Earnings	5.3	4.6	5.4	9.9	10.6

Hospital Operating Revenues	28.8	29.2	27.0	58.0	53.0
Hospital Operating Earnings (Loss) (a)	(3.7)	(0.3)	(3.1)	(4.0)	(1.2)

Other Healthcare Services Operating Revenues	10.8	11.0	12.2	21.8	24.4
Other Healthcare Services Operating Earnings	0.3	0.2	0.8	0.6	1.5

(a) Includes a pretax impairment charge on a Louisiana Specialty Hospital intangible asset of $4.9 million, or $0.17 per diluted share after tax, in the quarter and six months ended June 30, 2007.

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REHABCARE REPORTS SECOND QUARTER 2008 RESULTS                                  Page 2
“The principal story of our second quarter is one of improved operating earnings performance in our two mature divisions,” said John H. Short, Ph.D., RehabCare President and Chief Executive Officer.  “In addition to the third consecutive quarter of increased revenue, the Contract Therapy (CT) division experienced a 1.0 percentage point gain in operating earnings margin, when excluding the positive effect of a non-compete settlement.  And, equally significant, the CT division achieved a net gain of 15 operating units, the first net gain in the two years since we acquired Symphony.
“Our combined business development and client retention strategies are translating into greater stability in our Hospital Rehabilitation Services (HRS) division, where our unit count increased in the second quarter, after three years of decline.  A healthy pipeline of new contracts should lead to a modest increase in units over the course of 2008.  The HRS division also realized an operating earnings margin of 13.2%, a 1.7 percentage point improvement over first quarter and solidly within our expected range of 12 to 15% for the year.”
Dr. Short continued, “In our Hospital division, operating earnings were again negatively impacted due to continued planned investment in infrastructure development, expected start-up losses for our new long-term acute care hospital (LTACH) in Kansas City, Missouri, and a $1.5 million sequential decline in same store revenue.  We also completed our joint venture with Floyd Healthcare Resources to acquire 80% ownership of their 24-bed LTACH in Rome, Georgia.  Another of our investments was the appointment in July of Kevin Gross to oversee our Hospital division.  We’re enthusiastic about the impact that Kevin’s experience will have on this division.”

Financial Overview of Second Quarter
Operating revenues for the second quarter of 2008 were $185.5 million compared to $184.1 million in the first quarter of 2008, an increase of $1.4 million, or 0.8%.
Consolidated net earnings were $4.5 million and earnings per share on a fully diluted basis were $0.25 in both the first and second quarters.
The Contract Therapy division’s operating revenues for the second quarter of 2008 increased 1.9% to $106.3 million, compared to $104.3 million in the first quarter of 2008.  Same store revenue grew by 2.0% and the average number of locations operated in the current quarter increased by 0.6%.  The number of locations increased from 1,038 to 1,053 during the quarter.  The Company signed contracts for 46 new client locations in the second quarter and anticipates modest net increases in the number of locations for the remainder of 2008.
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REHABCARE REPORTS SECOND QUARTER 2008 RESULTS                          Page 3
The division’s operating earnings were $5.6 million, or 5.3% of revenue, compared to $3.8 million, or 3.7% of revenue, in the first quarter of 2008.  The increase includes higher revenues and margins, lower bad debt and health insurance expenses and a $0.6 million favorable non-compete settlement, net of related legal costs.  When excluding the positive impact of the settlement, the CT division’s operating earnings margin increased 1.0 percentage point sequentially to 4.7%.
The Hospital Rehabilitation Services division’s second quarter operating revenues remained unchanged at $40.2 million compared to the first quarter of 2008.  At June 30, 2008, HRS operated 154 programs compared to 153 programs at March 31, 2008.  The increase was a subacute unit; the number of inpatient rehabilitation facilities (IRFs) and outpatient units remained steady.  The division had three IRF signings in the second quarter and two openings. At June 30, 2008, the pipeline of signed but unopened IRF contracts stood at six, four of which are expected to open in 2008.
Sequentially, inpatient operating revenues improved 0.4%.  Same store acute discharges decreased 0.7%, primarily due to lower census in host hospitals, 40% of the Company’s units ending their 60% qualifying periods and a shortage of nurses in certain client hospitals.  During the second quarter, 65.9% of admissions were qualifying patients compared to 63.2% in the first quarter.  Outpatient operating revenues declined 0.7% sequentially.
Operating earnings increased by $0.7 million to $5.3 million, or 13.2% of revenue, in the second quarter of 2008 compared to $4.6 million, or 11.5% of revenue, in the first quarter of 2008.  The increase includes lower bad debt and health insurance expenses recognized in the second quarter.
Net revenues in the Hospital division for the second quarter of 2008 decreased 1.4% to $28.8 million, compared to $29.2 million in the previous quarter.  The division operated a total of eleven hospitals at June 30, 2008, six of which were rehabilitation hospitals and five long-term acute care hospitals.  Sequentially, same store revenue decreased $1.5 million, or 5.1% on lower average daily census.  This decline was partially offset by an increase in revenue related to the acquisition of The Specialty Hospital in Rome, Georgia effective June 1, 2008, and a full quarter of operations following ramp-up for Central Texas Rehabilitation Hospital in Austin, Texas. There were no ramp-up or start up losses for the Rome facility.
The hospital segment also opened Northland LTAC Hospital in Kansas City, Missouri in April 2008.  Northland is currently in its length-of-stay demonstration period which means it will be reimbursed at Medicare’s lower inpatient prospective payment system rates for the six months ending early November 2008.
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REHABCARE REPORTS SECOND QUARTER 2008 RESULTS                          Page 4
The division managed its rehab hospitals to an average 60% Rule compliance level of 58.5% at the end of the quarter.
The division incurred an operating loss of $3.7 million in the second quarter of 2008 compared to an operating loss of $0.3 million in the previous quarter.  The $3.4 million sequential decline in earnings primarily resulted from a combination of $1.5 million lower same store revenue which resulted in $1.2 million lower earnings in mature hospitals, $0.8 million higher start-up and ramp-up losses, a $0.4 million increase in bad debt expense and an increase of $0.6 million in selling, general and administrative expenses, reflecting the continued investment in back office infrastructure to support the expected growth in the division in 2008 and 2009.  The Company expects same store revenue to return to first quarter levels by the fourth quarter.

Balance Sheet
At June 30, 2008, the Company had approximately $14.3 million in cash and cash equivalents and $71.0 million in outstanding debt.  Days sales outstanding increased sequentially from 69.4 days at March 31, 2008 to 69.6 days at June 30, 2008.  For the six months ended June 30, 2008, the Company generated cash from operations of $18.6 million and expended approximately $7.5 million for capital expenditures, including $5.7 million in the Company’s Hospital division, primarily on developing joint ventures.  The remaining $1.8 million of capital expenditures was principally related to information systems.  In addition to the $5.7 million in Hospital division capital expenditures, the Company invested $7.0 million, net of cash acquired, for an 80% interest in The Specialty Hospital in Rome, Georgia.

Legislative Update
On July 15, 2008, Congress successfully overrode a Presidential veto to secure passage of HR 6331, the Medicare Improvements for Patients and Providers Act of 2008.  The law provides an extension of both the Medicare Physician Fee Schedule increase of 0.5% and the Medicare Part B Therapy Caps exceptions process through December 31, 2009.
Final rules for IRFs and skilled nursing facilities for 2009 are expected soon from CMS.  The Company does not anticipate a significant impact on its HRS or Hospital businesses, but is less certain about the effect on its CT division.
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REHABCARE REPORTS SECOND QUARTER 2008 RESULTS                          Page 5
Outlook
The Company will not be providing revenue and earnings per share guidance for 2008, but provides the following:
•
The Company expects strong consolidated net earnings growth for full year 2008, but expects its quarterly consolidated operating earnings to be uneven with all quarters impacted by hospital start-up/ramp-up losses.

•
During July, the Contract Therapy division was negatively impacted by the legislative delay of the extension of the therapy caps exceptions process.  This will likely result in a sequential decline in the third quarter’s operating earnings margin from the second quarter performance of 4.7%, net of the non-compete settlement.  However, the division continues to expect a modest net increase in the number of units and a return to operating earnings margins of 4.5 to 5.5% during the fourth quarter, driven by same store revenue growth and improved operating efficiencies.

•
The Hospital Rehabilitation Services division expects to experience a modest increase in units during 2008 and to maintain operating earnings margins of 12 to 15%.  Same store discharges are expected to increase 3 to 5% year-over-year as the division returns to a more stable operating environment following the freeze of the 75% Rule at a 60% threshold.

•
The Hospital division expects EBITDA to be negatively impacted by start-up and ramp-up losses associated with its majority-owned joint venture hospitals planned for 2008 and 2009.  Hospitals under development or in operation for less than one year are expected to generate an EBITDA drag of $1.4 to $1.9 million during the second half of 2008.  The impact of this drag on earnings per share will be partially offset by the respective minority partners’ shares of these costs.  The eight hospitals that have been in operation for more than one year are expected to return to 13 to 15% EBITDA margins before corporate overhead in the fourth quarter of 2008.

•
The Company expects capital expenditures in the second half of 2008 of approximately $13.5 million, of which $9.5 million relates to hospital strategic and maintenance capital and $4 million relates principally to information systems investments.  The Company is expecting to receive approximately $1.7 million from minority partners to fund their respective shares of each joint venture hospital’s capital expenditure and working capital requirements.

•	The Company expects its effective tax rate to approximate 39% for 2008.

Conclusion
Dr. Short concluded, “While the margin pressure from the therapy caps has been lifted for at least another 18 months, the disruption caused in the first two weeks of July will likely impede CT operating performance in the third quarter.  Couple a reprieve from therapy caps with the traction of our initiatives over the past two years, and the division is in a good position to return to our targeted range of 4.5 to 5.5% operating earnings margin in the fourth quarter.
“The HRS division is operating soundly within the range of 12 to 15% operating earnings margin, and we continue to believe we will realize our 3 to 5% same store discharge increase over last year.
 “We continuously work to strengthen our Hospital division and are excited to welcome Kevin Gross, and his 25 years experience in hospital management, to lead our efforts.  I remain confident this division holds much promise.
“I’m pleased with our overall progress in a struggling economy, and I thank our colleagues for their hard work and dedication to our mission of helping people regain their lives.”
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REHABCARE REPORTS SECOND QUARTER 2008 RESULTS                          Page 6
About RehabCare Group
Established in 1982 and headquartered in St. Louis, MO, RehabCare (www.rehabcare.com) is a leading provider of rehabilitation program management services in partnership with over 1,200 hospitals and skilled nursing facilities in 42 states.  The Company also operates freestanding rehabilitation hospitals and long-term acute care hospitals across the country.  RehabCare is included in the Russell 2000 and Standard and Poor’s Small Cap 600 Indices.
     A listen-only simulcast of RehabCare’s second quarter conference call will be available on the Company’s web site at www.rehabcare.com, under For Our Investors, Webcasts, and online at www.earnings.com, beginning at 10:00 A.M. Eastern time today.  An online replay will be available until August 21, 2008. A telephonic replay of the call will be available beginning at approximately 1:00 P.M. Eastern time today and ending at midnight on August 21, 2008.  The dial-in number for the replay is (630) 652-3041 and the access code is 22186252.
        This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on the Company’s current expectations and could be affected by numerous factors, risks and uncertainties discussed in the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q and current reports on Form 8-K. Do not rely on forward looking statements as the Company cannot predict or control many of the factors that ultimately may affect the Company’s ability to achieve the results estimated.  The Company makes no promise to update any forward looking statements whether as a result of changes in underlying factors, new information, future events or otherwise.

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REHABCARE REPORTS SECOND QUARTER 2008 RESULTS                                  Page 7

I. Condensed Consolidated Statements of Earnings
(Unaudited; amounts in thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2008	2008	2007	2008	2007

Operating revenues	$185,519	$184,121	$181,086	$369,640	$365,096
Costs & expenses
Operating	151,132	148,962	145,691	300,094	297,913
Selling, general & administrative:
Divisions	12,383	11,722	11,744	24,105	23,409
Corporate	10,744	11,258	10,283	22,002	20,560
Impairment of intangible asset	-	-	4,906	-	4,906
Depreciation & amortization	3,734	3,767	4,213	7,501	8,525
Total costs & expenses	177,993	175,709	176,837	353,702	355,313

Operating earnings, net	7,526	8,412	4,249	15,938	9,783

Interest income	38	37	713	75	742
Interest expense	(1,006)	(1,299)	(2,257)	(2,305)	(4,576)
Other income (expense), net	25	3	(63)	28	(61)
Equity in net income of affiliates	140	158	52	298	89
Minority interests	647	80	14	727	26

Earnings before income taxes	7,370	7,391	2,708	14,761	6,003

Income taxes	2,874	2,883	1,057	5,757	2,355

Net earnings	$4,496	$4,508	$1,651	$9,004	$3,648

Diluted earnings per share	$0.25	$0.25	$0.09	$0.51	$0.21

Weighted average diluted shares	17,737	17,749	17,407	17,723	17,366

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REHABCARE REPORTS SECOND QUARTER 2008 RESULTS                                  Page 8

II. Condensed Consolidated Balance Sheets
(Amounts in thousands)

	Unaudited
	June 30,	December 31,
	2008	2007
Assets
Cash and cash equivalents	$14,345	$10,265
Accounts receivable, net	141,981	135,194
Deferred tax assets	15,101	15,863
Other current assets	8,764	7,892
Total current assets	180,191	169,214

Property and equipment, net	32,387	29,705
Goodwill	174,879	168,517
Intangible assets	26,505	28,027
Investment in unconsolidated affiliate	4,719	4,701
Other assets	8,023	8,396
	$426,704	$408,560
Liabilities & Stockholders’ Equity
Current portion of long-term debt	$6,000	$9,500
Payables & accruals	86,649	79,429
Total current liabilities	92,649	88,929

Long-term debt, less current portion	65,000	65,000
Other non-current liabilities	10,041	9,342
Minority interest	3,111	1,267
Stockholders’ equity	255,903	244,022
	$426,704	$408,560

III. Condensed Consolidated Statements of Cash Flows
(Unaudited; amounts in thousands)
	Six Months Ended
	June 30,
	2008	2007

Net cash provided by operating activities	$18,623	$18,636
Net cash used in investing activities	(14,388)	(5,270)
Net cash provided used in financing activities	(155)	(10,753)

Net increase in cash and cash equivalents	4,080	2,613
Cash and cash equivalents at beginning of period	10,265	9,430
Cash and cash equivalents at end of period	$14,345	$12,043

Supplemental information:
Additions to property and equipment	$(7,485)	$(4,288)

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REHABCARE REPORTS SECOND QUARTER 2008 RESULTS                                  Page 9

IV. Operating Statistics
(Unaudited; dollars in thousands)
	Second	First	Second	Six Months Ended
	Quarter	Quarter	Quarter	June 30,
	2008	2008	2007	2008	2007
Contract Therapy
Operating revenues	$106,304	$104,280	$100,272	$210,584	$203,107
Operating expenses	87,624	86,593	84,438	174,217	174,438
Division SG&A	6,112	5,859	5,914	11,971	12,055
Corporate SG&A	5,359	6,335	6,682	11,694	13,475
Depreciation and amortization	1,604	1,670	2,115	3,274	4,241
Operating earnings (loss)	$5,605	$3,823	$1,123	$9,428	$(1,102)
Operating earnings margin	5.3%	3.7%	1.1%	4.5%	-0.5%

Average number of locations	1,061	1,055	1,133	1,058	1,157
End of period number of locations	1,053	1,038	1,110	1,053	1,110

Hospital Rehabilitation Services
Operating revenues
Acute	$27,482	$27,320	$28,110	$54,802	$57,584
Subacute	2,398	2,439	2,522	4,837	5,097
Total Inpatient	$29,880	$29,759	$30,632	$59,639	$62,681
Outpatient	10,344	10,422	11,171	20,766	22,376
Total HRS	$40,224	$40,181	$41,803	$80,405	$85,057
Operating expenses	28,306	29,189	29,625	57,495	60,832
Division SG&A	3,657	3,369	3,726	7,026	7,415
Corporate SG&A	2,274	2,265	1,996	4,539	3,994
Depreciation and amortization	676	720	1,043	1,396	2,224
Operating earnings	$5,311	$4,638	$5,413	$9,949	$10,592
Operating earnings margin	13.2%	11.5%	12.9%	12.4%	12.5%

Average number of programs
Acute	107	107	113	107	113
Subacute	13	14	16	14	17
Total Inpatient	120	121	129	121	130
Outpatient	33	33	35	33	36
Total HRS	153	154	164	154	166

End of period number of programs
Acute	107	107	110	107	110
Subacute	14	13	16	14	16
Total Inpatient	121	120	126	121	126
Outpatient	33	33	35	33	35
Total HRS	154	153	161	154	161

Acute patient days	126,043	127,986	130,743	254,029	267,247
Subacute patient days	32,945	33,996	33,614	66,941	66,413
Total patient days	158,988	161,982	164,357	320,970	333,660

Acute discharges	10,309	10,276	10,786	20,585	21,879
Subacute discharges	734	795	833	1,529	1,675
Total discharges	11,043	11,071	11,619	22,114	23,554

Outpatient visits	241,478	239,910	260,839	481,388	526,506

Hospitals
Operating revenues	$28,797	$29,220	$27,008	$58,017	$53,027
Operating expenses	27,380	25,092	22,412	52,472	44,123
Division SG&A	1,195	988	745	2,183	1,199
Corporate SG&A	2,601	2,185	1,139	4,786	2,224
Impairment of intangible asset	-	-	4,906	-	4,906
Depreciation and amortization	1,323	1,246	932	2,569	1,813
Operating earnings (loss)	$(3,702)	$(291)	$(3,126)	$(3,993)	$(1,238)
Operating earnings margin	-12.9%	-1.0%	-11.6%	-6.9%	-2.3%

End of period number of facilities	11	9	8	11	8
Patient days	25,116	25,138	23,242	50,254	46,311
Discharges	1,572	1,628	1,386	3,200	2,761

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